Knoll
1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Reports Third Quarter 2013 Results

EAST GREENVILLE, PA, October 16, 2013 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2013. Net sales were $216.9 million for the quarter, a decrease of 1.3% from the third quarter 2012. Operating profit was $17.1 million a decrease of 27.2% from the third quarter 2012. The decrease in operating profit during the third quarter of 2013 was mainly the result of the increased spending associated with our announced programs of strategic investments and initiatives to achieve our longer-term revenue and margin objectives. Net income was $8.6 million during the third quarter of 2013 compared to $12.2 million during the third quarter 2012. Diluted earnings per share for the third quarter of 2013 was $0.18 compared to $0.26 in the prior year. During the third quarter of 2013 non-cash charges relating to foreign exchange losses decreased earnings approximately $0.03 per share.

"We continued to execute against our multi-year strategic plan designed to drive revenue growth and margin improvement across our varied segments," commented Andrew Cogan, CEO.

"While our Office segment remains pressured by significant declines in our Federal government business, our results in the quarter do demonstrate the traction we are gaining in our Studio and Coverings segments," he added.

Third Quarter Results
Third quarter 2013 financial results highlights follow:

Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/2013	9/30/2012	Change
Net Sales	$216.9	$219.8	(1.3)%
Gross Profit	72.3	74.2	(2.6)%
Gross Profit %	33.4%	33.8%	(1.2)%
Operating Expenses	55.3	50.7	9.1%
Operating Profit	17.1	23.5	(27.2)%
Operating Profit %	7.9%	10.7%	(26.2)%
Net Income	8.6	12.2	(29.5)%
Earnings Per Share	0.18	0.26	(30.8)%

Net sales for the quarter were $216.9 million, a decrease of $2.9 million, or 1.3%, over the third quarter of 2012. Sequentially sales increased by $2.6 million when compared with second quarter of 2013. Net sales for the Office segment were $150.5 million during the third quarter of 2013, a decrease of $9.5 million, or 5.9%, when compared with the third quarter of 2012. Sales to governmental agencies continued to decline on a year-over-year basis which drove the overall decline in sales in the Office segment. Net sales for the Studio segment were $37.7 million, an increase of $4.7 million, or 14.2%, when compared with the third quarter of 2012. During the third quarter of 2013 the Studio segment experienced double digit growth in Europe and single digit growth in North America. Net sales for the Coverings segment were $28.7 million, a increase of $2.0 million, or 7.5%, when compared with the third quarter of 2012. Both our textiles and leather subsidiaries experienced growth during the quarter.
Gross profit for the third quarter of 2013 was $72.3 million, a decrease of $1.9 million, or 2.6%, over the same period in 2012. Gross profit as a percentage of net sales decreased 40 basis points to 33.4% in the third quarter of 2013 from 33.8% in the same quarter of 2012. This decrease in gross profit as a percentage of sales largely resulted from lower absorption of our fixed costs as a result of the lower sales and pricing pressures in the Office segment. Continuous improvement projects in our factories helped to offset some of this decline. Sequentially gross profit as a percentage of net sales increased 80 basis points when compared with the second quarter of 2013.
Operating expenses for the quarter were $55.3 million, or 25.5% of net sales, compared to $50.7 million, or 23.1% of net sales, for the third quarter of 2012. The increase in operating expenses during the third quarter of 2013 was primarily due to our previously announced strategic initiatives partially offset by lowered levels of incentive accruals.
Operating profit for the third quarter of 2013 was $17.1 million, a decrease of $6.4 million, or 27.2%, when compared to the same period in 2012. Sequentially operating profit increased by $4.7 million and operating margins expanded 210 basis points when compared with the second quarter of 2013. Operating profit for the Office segment was $5.7 million in the third quarter of 2013, a decrease of $7.3 million, or 56.2%, when compared with the third quarter of 2012. This decrease in operating profit was mainly the result of increased operating expenses associated with our strategic investments and initiatives and our lower sales. Operating profit for the Studio segment was $5.3 million, an increase of $0.1 million, or 1.9%, when compared with the third quarter of 2012. Operating profit for the Coverings segment was $6.1 million, a increase of $0.8 million, or 15.1%, when compared to the third quarter of 2012.
Interest expense decreased $0.2 million when compared with the third quarter 2012 as a result of our lower outstanding debt. Other expense (income), net for the third quarter of 2013 consisted of expense of $2.2 million primarily related to foreign exchange losses. Other expense (income), net for the third quarter 2012 consisted of expense of $2.9 million primarily related to foreign exchange losses offset by $0.1 million of miscellaneous income.
The effective tax rate was 35.9% for the quarter, as compared to 36.1% for the same period last year. The decrease in our effective tax rate was due in large part to the mix of pretax income and the varying effective tax rates in the countries in which we operate. Net income for the third quarter 2013 was $8.6 million, or $0.18 diluted earnings per share, as compared to $12.2 million, or $0.26 diluted earnings per share, for the same quarter in 2012.

Cash generated from operations during the third quarter 2013 was $15.3 million, compared to $22.6 million in the same period of 2012. Capital expenditures for the third quarter 2013 totaled $3.3 million compared to $3.6 million for 2012. We repaid $5.0 million of debt during the third quarter of 2013, compared to $15.0 million during the third quarter of 2012. We also paid a quarterly dividend of $5.6 million, or $0.12 per share, in the third quarter of 2013 and 2012.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily Knoll Studio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended September 30,
Net Sales (in millions)	2013	2012
Office	$150.5	$160.0
Studio	37.7	33.0
Coverings	28.7	26.7
Total Net Sales	$216.9	$219.8	(1)

	Three Months Ended September 30,
Operating Profit (in millions)	2013	2012
Office	$5.7	$13.0
Studio	5.3	5.2
Coverings	6.1	5.3
Total Operating Profit	$17.1	$23.5

 (1) - Results do not add due to rounding

Conference Call Information
Knoll will host a conference call on Wednesday, October 16, 2013 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     800 295-4740
International     617 614-3925
Passcode      52746240
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.
In addition, an audio replay of the conference call will be available through October 23, 2013 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 90277810).
About Knoll
Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry and our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$216,898	$219,794	$631,796	$637,473
Cost of sales	144,559	145,578	425,949	425,798
Gross profit	72,339	74,216	205,847	211,675
Selling, general, and administrative expenses	55,288	50,694	166,094	151,899
Operating income	17,051	23,522	39,753	59,776
Interest expense	1,484	1,635	4,496	4,778
Other expense (income), net	2,224	2,786	(1,273)	3,723
Income before income tax expense	13,343	19,101	36,530	51,275
Income tax expense	4,793	6,904	14,018	18,766
Net income	$8,550	$12,197	$22,512	$32,509
Earnings per share:
Basic	$0.18	$0.26	$0.48	$0.70
Diluted	$0.18	$0.26	$0.47	$0.69
Weighted-average shares outstanding:
Basic	46,915,660	46,667,359	46,882,362	46,595,066
Diluted	47,679,422	47,038,785	47,615,305	47,051,004

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,513	$29,956
Customer receivables, net	90,511	105,877
Inventories	94,102	98,195
Prepaid and other current assets	30,415	24,494
Total current assets	228,541	258,522
Property, plant, and equipment, net	133,281	124,838
Intangible assets, net	302,453	302,830
Other noncurrent assets	9,095	8,863
Total Assets	$673,370	$695,053
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	75,840	83,600
Other current liabilities	69,598	92,345
Total current liabilities	145,438	175,945
Long-term debt	183,000	193,000
Other noncurrent liabilities	144,275	138,008
Total liabilities	472,713	506,953
Stockholders' equity	200,657	188,100
Total Liabilities and Stockholders' Equity	$673,370	$695,053

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Net income	22,512	32,509
Cash Flows provided by Operating Activities	31,349	29,055
Cash Flows used in Investing Activities	(20,761)	(16,544)
Cash Flows used in Financing Activities	(27,150)	(29,224)
Effect of exchange rate changes on cash and cash equivalents	119	(860)
(Decrease) increase in cash and cash equivalents	(16,443)	(17,573)
Cash and cash equivalents at beginning of period	29,956	28,263
Cash and cash equivalents at end of period	13,513	10,690